UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PENSECO FINANCIAL SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PENSECO FINANCIAL SERVICES CORPORATION

150 North Washington Avenue

Scranton, Pennsylvania 18503

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Shareholders (“Annual Meeting”) of Penseco Financial Services Corporation (the “Company”) will be held at 2:00 P.M., local time, on May 7, 2013 at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania, to consider and vote on the following:

1.	The election of two directors to the board of directors of the Company, each to serve until the 2017 annual meeting of shareholders and until his successor is duly elected and qualified;

2.	A proposal to approve, on an advisory basis, the compensation of our named executive officers;

3.	A proposal to ratify the appointment of McGrail, Merkel, Quinn & Associates as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

NOTE: The Board of Directors is not aware of any other business to come before the Annual Meeting.

Shareholders of record of the common stock of Penseco Financial Services Corporation at the close of business on February 15, 2013 are entitled to vote at the Annual Meeting and any adjournment or postponement of the meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at our offices at 150 North Washington Avenue, Scranton, Pennsylvania, for a period of five days prior to the Annual Meeting and will also be available at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 7, 2013

This proxy statement, the enclosed proxy card, and our 2012 Annual Report including the Company’s 2012 audited consolidated financial statements and as filed with the U.S. Securities and Exchange Commission, or the “SEC,” are available at http://www.cfpproxy.com/6609.

/s/ Craig W. Best
Craig W. Best
President and Chief Executive Officer

April 1, 2013

Scranton, Pennsylvania

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

PENSECO FINANCIAL SERVICES CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies beginning on or about April 1, 2013 by the Board of Directors of Penseco Financial Services Corporation, referred to as “we,” “Penseco” or the “Company,” which is a Pennsylvania business corporation headquartered at 150 North Washington Avenue, Scranton, Pennsylvania 18503, to be voted at our 2013 Annual Meeting of Shareholders, referred to as the “Annual Meeting.”

Penseco is the holding company for Penn Security Bank and Trust Company, or the “Bank.”

The Annual Meeting will be held at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania on May 7, 2013 at 2:00 P.M., local time.

This proxy statement, the enclosed proxy card and the Company’s 2012 Annual Report are being mailed on or about April 1, 2013 to shareholders of record as of the close of business on February 15, 2013.

INFORMATION ABOUT VOTING

Who Can Vote at the Meeting

You are entitled to vote the shares of Penseco Financial Services Corporation common stock that you held as of the close of business on February 15, 2013 at the Annual Meeting. As of the close of business on February 15, 2013, there were 3,276,079 shares of Company common stock outstanding.

Ownership of Shares; Attending the Meeting

You may own shares of Penseco in one of the following ways:

•	Directly, in your name as the shareholder of record;

•	Indirectly, through a broker, bank or other holder of record in “street name”; or

•	Indirectly, through the Penn Security Bank and Trust Company Employee Stock Ownership Plan, or “ESOP.”

If your shares are registered directly in your name, you are the holder of record of these shares and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your proxy directly to us or to vote in person at the Annual Meeting.

If you hold your shares in street name, your broker, bank or other holder of record is sending these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote on your behalf by filling out a voting instruction form that accompanies your proxy materials. Your broker, bank or other holder of record may allow you to provide voting instructions by telephone or by the Internet. Please see the voting instruction form provided by your broker, bank or other holder of record that accompanies this proxy statement. If you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. (For example, a recent brokerage statement or letter from your bank or broker.) If you want to vote your shares of Penseco common stock held in street name in person at the Annual Meeting, you must obtain a written proxy in your name from the broker, bank or other holder of record of your shares.

If you hold your shares in an ESOP account, you will receive a single voting instruction card for the ESOP that reflects all shares you may vote under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee will not vote shares for which no voting instructions are received.

Quorum and Vote Required

Quorum. We will have a quorum present and will be able to conduct the business at the Annual Meeting if the holders of a majority of the shares of our common stock outstanding and entitled to vote as of the record date are present at the meeting, either in person or by proxy.

Votes Required for Proposals. At the Annual Meeting, shareholders will be asked to consider and vote on at least three proposals.

In the elections of directors, you may vote in favor of all the nominees for director, withhold votes as to all nominees, or withhold votes as to specific nominees. In the election of directors, you have the right to cast a number of votes equal to the number of shares standing in your name on the books of the Company for each of a number of candidates equal to the number of directors to be elected in such election (without cumulation). The candidates for election as directors receiving the highest numbers of votes cast, even though not a majority of the votes cast, shall be elected.

With respect to the proposal to approve, on an advisory basis, the compensation of our named executive officers, you may vote for or against the approval of the compensation as disclosed in this proxy statement, or abstain from voting. For this proposal, you are entitled to one vote for each share of common stock you held as of the record date. In accordance with our bylaws, the proposal will be deemed approved if it receives the affirmative vote of a majority of shares represented, in person or by proxy, at the Annual Meeting.

With respect to the proposal to ratify the appointment of McGrail, Merkel, Quinn & Associates as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013, you may vote for the proposal, against the proposal, or abstain from voting. For this proposal, you are entitled to one vote for each share of common stock you held as of the record date. In accordance with our bylaws, the affirmative vote of a majority of shares represented, in person or by proxy, at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

If any other business properly comes before the Annual Meeting, it will be approved if it receives the affirmative vote of a majority of shares represented, in person or by proxy, at the Annual Meeting, unless the subject matter is one upon which a different vote is required by express provision of law or by our articles of incorporation or bylaws.

Effect of Not Casting Your Vote. If you hold your shares in street name, it is critical that you instruct your bank or broker how to vote. If you hold your shares in street name and you do not instruct your bank or broker how to vote, your bank or broker will not be permitted to vote your shares in the election of directors, on any matter related to executive compensation, or on other non-discretionary matters, and may elect not to vote your shares on other matters. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals. Brokers are permitted to vote uninstructed shares with respect to certain uncontested matters, including the proposal to ratify the appointment of our independent registered public accounting firm. Broker non-votes are considered “present,” and as a result, will have the same effect as a vote against each proposal for which the affirmative vote of a majority of shares represented at the Annual Meeting is required. Broker non-votes are not considered to be “votes cast,” and, as a result, have no effect on the outcome of the elections of directors or any matter that is subject to approval upon the affirmative vote of a majority of votes cast.

How We Count Votes. If you return a valid proxy or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes, if any, also will be counted for purposes of determining the existence of a quorum.

Because the director nominees receiving the highest number of votes up to the number of directors to be elected to each class will be elected in the elections of directors, votes that are withheld will have no effect on the outcomes of the elections. Abstentions are considered to be present and, as a result, will have the same effect as a vote against each proposal for which the affirmative vote of a majority of shares represented at the Annual Meeting is required. Abstentions are not considered to be “votes cast,” and, as a result, have no effect on the outcome of any matter that is subject to approval upon the affirmative vote of a majority of votes cast.

Voting By Proxy

The Company’s Board of Directors is sending you this proxy statement in connection with its solicitation of proxies to request that you allow your shares of Company common stock to be represented at the Annual Meeting by the persons named on the enclosed proxy card. All shares of Company common stock represented at the Annual Meeting by properly executed and dated proxy cards will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends that you vote:

•	FOR the election of each of the Board’s director nominees to serve in the Class of 2017;

•	FOR the proposal to approve, on an advisory basis, the compensation of our named executive officers; and

•	FOR the proposal to ratify the appointment of McGrail, Merkel, Quinn & Associates as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named on the proxy card will use their judgment to determine how to vote your shares. This includes any matters incident to the conduct of the meeting and any motion to adjourn or postpone the meeting, in order to solicit additional proxies or for other reasons. We do not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of the Company in writing before your common stock has been voted at the Annual Meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not itself constitute revocation of your proxy.

CORPORATE GOVERNANCE

General

We periodically review, revise and adopt new corporate governance policies and procedures in pursuit of the highest standards of ethical conduct, to report results with accuracy and transparency, and to maintain full compliance with the laws, rules and regulations that govern our operations.

The Board of Directors, which is elected by the shareholders, is our ultimate decision-making body, except with respect to those matters reserved to the shareholders. The Board selects our senior management team, which is charged with the day-to-day conduct of our business. The Board acts as an advisor and counselor to senior management and ultimately monitors its performance.

Corporate Governance Guidelines

Our common stock is quoted on the OTC Bulletin Board and is not listed on The Nasdaq Stock Market LLC (“Nasdaq”) or other national securities exchange; as such, we are not subject to Nasdaq or other exchange-based corporate governance rules. However, we firmly believe that sound corporate governance is in the best interests of the Company and our stakeholders, including our shareholders and employees.

The operation and mission of the Board is embodied in our Corporate Governance Guidelines, referred to as the “Guidelines,” a copy of which is posted on our website (www.pennsecurity.com). The Guidelines were adopted by the Board to serve as a framework for its oversight responsibilities and we believe they reinforce that the mission of the Board of Directors is to represent the shareholders’ interests in our success through the Board of Director’s active oversight and monitoring of management. Among other matters, the Guidelines:

•	Establish that, as a matter of policy, the majority of the directors should be “independent;”

•

Confirm that the Board of Directors shall maintain standing committees, including an Audit Committee, Compensation and Benefits Committee, and Nominating and Corporate Governance Committee, and that each of such committees will consist solely of independent directors;

•

Provide for an annual evaluation by the Nominating and Corporate Governance Committee of the performance and procedures of the Board, among other reasons, to determine whether the Board and its committees are functioning effectively and in compliance with the Guidelines; and

•

Provide that the non-management members of the Board of Directors shall meet without management present at regularly scheduled executive sessions, and that the independent members of the Board shall meet at least semi-annually in executive session.

Board Leadership Structure and Board’s Role in Risk Oversight

The Board of Directors of the Company has determined that the separation of the offices of Chairman of the Board and President and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of the Chairman of the Board and President and Chief Executive Officer allows the President and Chief Executive Officer to better focus on his responsibilities relating to day-to-day management of the Company, enhancing shareholder value and expanding and strengthening the Company’s franchise while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, D. William Hume serves as Chairman of the Board of the Company and Craig W. Best serves as President and Chief Executive Officer of the Company.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. The Company faces a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, legal risk and reputational risk. Management, including the Chief Risk Officer, is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk management oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. To do this, the Chairman of the Board meets regularly with management to discuss strategy and risks facing the Company. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Primary responsibility for areas of risk oversight is allocated among our standing committees as follows:

Committee	Primary Areas of Risk Oversight
Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Nominating and Governance Committee	Risks and exposures associated with leadership, succession planning and corporate governance.

Compensation Committee	Risks and exposures associated with executive compensation programs and arrangements, including incentive plans.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of December 31, 2012. The Board has determined that all members of each committee are independent in accordance with Nasdaq’s listing requirements. The Board’s Audit, Compensation and Benefits and Nominating and Corporate Governance Committees each operate under a written charter that is approved by the Board of Directors. Each committee reviews and reassesses the adequacy of its charter at least annually. The charters of all three committees are available on our website, www.pennsecurity.com.

Former director Russell C. Hazelton passed away on October 24, 2012. Shortly thereafter, the Board reduced its size from twelve members to eleven.

Director	Audit Committee		Compensation and Benefits Committee		Nominating and Corporate Governance Committee
D. William Hume					X
James G. Keisling	X		X
P. Frank Kozik	X		X
Robert W. Naismith	X		X	*
James B. Nicholas					X
Emily S. Perry			X		X	*
Sandra C. Phillips					X
Steven L. Weinberger	X	*			X

Number of Meetings in 2012	7		12		7

*	Denotes Chairperson

Audit Committee. The primary purposes of the Audit Committee are to: oversee management’s preparation of financial reports and other financial information for submission to any governmental or regulatory body, the public, or other users; oversee management’s maintenance of internal controls and procedures for financial reporting, accounting and financial reporting processes generally, and the internal and independent audits of the Company’s financial statements; assist the Board in its oversight of the Company’s compliance with legal and regulatory requirements, including those requirements relating to financial controls and financial reporting, and such other requirements as may be established from time to time by the Board; evaluate the independence and oversee the performance of the Company’s independent public accountants; facilitate effective communication among the Board, management and the Company’s independent public accountants; and assist the Board in risk assessment and risk management.

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. The Company believes that Directors Keisling, Kozik, Naismith and Weinberger, who currently comprise the Company’s audit committee, are qualified to carry out all of the duties and responsibilities imposed on the audit committee under the federal securities laws. Messrs. Kozik and Weinberger are each responsible for overseeing the day-to-day operations of Scranton

Craftsmen, Inc. and G. Weinberger Company, respectively, and have therefore developed a strong understanding regarding corporate finance and accounting matters that enables them to assist the Company’s audit committee in fulfilling its duties and responsibilities. Mr. Keisling has experience regarding corporate finance and accounting matters through his position as the Treasurer of Northeast Architectural Products, Inc. and his prior service on the boards of other public companies, which enables him to serve as an effective member of the audit committee. Dr. Naismith has broad experience regarding corporate finance and accounting matters through his diverse experience in multiple public and private companies. Currently he serves as Chairman of JUJAMA, Inc., chairs the Audit Committee at The Commonwealth Medical College and chairs the Finance Committee of the LSGCPA. In May 2012, Mr. Weinberger was appointed to serve as the Chairman of the Company’s Audit Committee.

Compensation and Benefits Committee. The responsibilities of the Compensation and Benefits Committee include reviewing and recommending to the Board compensation policies and practices for the Company’s employees, including our chief executive officer and other named executive officers; reviewing and recommending to the Board performance criteria for employees, and evaluating the performance of employees; reviewing and recommending to the Board salary, bonus, and other benefits, direct and indirect, of the Company’s employees; reviewing periodically the operation of the Company’s compensation programs to determine whether they are properly coordinated, achieving their intended purposes and whether they comport with the Company’s compensation philosophy; administering the Company’s compensation programs, including equity incentive programs, for all employees; overseeing risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans, and reviewing and evaluating the Company’s compensation policies and practices of compensating its employees, including non-executive officers, as they relate to risk management practices and risk-taking incentives; and reviewing and recommending to the Board the appropriate structure and amount of compensation for the Company’s directors.

Nominating and Corporate Governance Committee. The role of the Nominating and Corporate Governance Committee is to develop, and recommend to the Board for approval, the Company’s corporate governance guidelines and other governance policies, including the succession plan for the chief executive officer of the Company; recommend, for the Board’s selection, nominees for director of the Company and its subsidiaries; solicit recommendations from directors, management, and other appropriate third parties for potential Board member candidates and collect and analyze information regarding their suitability; review and respond to director nominations received from shareholders of the Company; and assist the Board in determining the composition of the Board and its committees, and of the board of directors and committees of the Company’s subsidiaries.

Director Compensation

The Company’s outside directors are compensated through a combination of retainers and meeting fees. Directors who are also employees of the Company or Bank do not receive additional compensation for their service on the Board of Directors. The level and mix of director compensation are reviewed by the Compensation and Benefits Committee on a periodic basis to ensure consistency with the objectives of the Company’s overall compensation philosophy. Specifically, in reviewing the level and mix of director compensation, the committee considers the advice of our compensation consultant, which is based, in part, on its review of peer group compensation at comparable sized institutions. The Company’s Chief Executive Officer does not provide any determinations regarding the amount or form of director compensation.

2012 Director Compensation

The following table sets forth information concerning the compensation received by individuals who served as directors (other than Craig W. Best) during the year ended December 31, 2012. During 2012, directors did not receive any perquisites.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Joseph G. Cesare, M.D.	30,800	—	30,800
Richard E. Grimm (1)	19,950	220,207	240,157
Russell C. Hazelton (2)	25,250	—	25,250
D. William Hume	41,750	—	41,750
James G. Keisling	42,700	—	42,700
P. Frank Kozik (3)	33,950	500	34,450
Robert J. Mellow (4)	5,550	—	5,550
Robert W. Naismith, Ph.D.	38,500	—	38,500
James B. Nicholas	41,300	—	41,300
Emily S. Perry	33,250	—	33,250
Sandra C. Phillips (5)	34,100	800	34,900
Steven L. Weinberger	37,100	—	37,100

(1)	Mr. Grimm served as Executive Vice President and Treasurer of the Company of the Bank, and the Head of the Credit Division of the Bank from January 1, 2012 through June 1, 2012. He began to receive compensation as a non-employee director beginning on June 1, 2012.
(2)	Mr. Hazelton passed away on October 24, 2012.
(3)	All other compensation is comprised of fees received for services as the secretary of the Company and the Bank.
(4)	Resigned from the Board effective March 15, 2012.
(5)	All other compensation is comprised of advisory board referral fees.

Cash Retainer and Meeting Fees for Non-Employee Directors. The following table sets forth the applicable retainers and fees that were, or are expected to be, paid to our non-employee directors for their service on our Board of Directors during the fiscal years ending December 31, 2012 and 2013.

	2013	2012
Annual Retainer	15,000	15,000
Fee per Board Meeting: (1)
Regular Meeting	1,000	1,000
Special Meeting	1,000	1,000
Fee per Committee Meeting (2)	350	350

(1)	The Chairman of the Board receives a fee of $1,250 per Board meeting attended.
(2)	The Chairman of the Audit Committee and the Chairman of the Compensation and Benefits Committee each receives a fee of $550 per Committee meeting attended, and the Chairman of the Nominating and Governance Committee receives a fee of $450 per Committee meeting attended.

Meetings of the Board of Directors

During 2012, the Board of Directors held 13 meetings. Each of the directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served.

Director Attendance at the Annual Meeting

Our Guidelines set forth our expectation that all of our directors will attend annual meetings of our shareholders. All directors attended our 2012 annual meeting of shareholders.

Employee Code of Ethics

To aid in its oversight of our management and employees, the Board of Directors has adopted a Code of Ethical Conduct applicable to all of our employees, including our principal executive officer and principal financial officer, and the employees of the Bank, our wholly owned subsidiary. The Code of Ethical Conduct is designed to enumerate the expectations of the Board of Directors for the conduct of our employees in carrying out our mission. The Code of Ethical Conduct requires that such individuals carry out their jobs in an honest and ethical manner, in compliance with laws, avoiding conflicts of interest, while implementing and maintaining our public communication and disclosure reporting systems. A copy of the Code of Ethical Conduct is posted on our website (www.pennsecurity.com).

In addition to the compliance reporting mechanisms set forth in the Code of Ethical Conduct, the Audit Committee of the Board has also implemented procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters, including a mechanism for the confidential, anonymous submission by our employees to a third party of concerns regarding questionable accounting or auditing matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

No shareholder owns of record or is known by the Board of Directors to be the beneficial owner of more than 5% of our outstanding common stock.

The following table sets forth the information concerning the number of shares of Company common stock beneficially owned as of March 22, 2013 by each director or nominee for director, by the executive officers named in the Summary Compensation Table set forth below and by all directors and executive officers as a group. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite his or her name.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Common Stock Outstanding (2)
Craig W. Best	8,411	(3)		*
Joseph G. Cesare, M.D.	139,498	(4)	4.3
Richard E. Grimm	3,157	(5)		*
D. William Hume	5,510	(6)		*
James G. Keisling	49,305	(7)	1.5
P. Frank Kozik	20,060	(8)		*
Greg D. Misterman	780	(9)		*
Robert W. Naismith	40,446	(10)	1.2
James B. Nicholas	16,006	(11)		*
Emily S. Perry	6,007	(12)		*
Sandra C. Phillips	74,531	(13)	2.3
Patrick M. Scanlon	2,913	(14)		*
Lynn M. Peters Thiel	1,321	(15)		*
Thomas P. Tulaney	9,865	(16)		*
Steven L. Weinberger	36,777	(17)	1.1

All Directors and Executive Officers as a Group (18 individuals)	420,730	(18)	12.8

*	Less than 1% of the outstanding shares of Common Stock or less than 1% of the voting power.
(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and include securities as to which the individual has, or shares, voting or investment power or has the right to acquire beneficial ownership of within 60 days after March 22, 2013. Beneficial ownership may be disclaimed as to certain of the securities.
(2)	Based on 3,276,079 shares of Company common stock outstanding as of the close of business on March 22, 2013.
(3)	Includes 4,366 shares in a self-directed IRA and 358 shares allocated to Mr. Best’s ESOP account, with respect to which Mr. Best shares voting power, and 3,653 shares subject to restricted stock awards, over which Mr. Best has voting power and shares investment power.
(4)	Includes 16,093 shares owned jointly by Dr. Cesare and his wife, 44,849 shares owned by Dr. Cesare’s wife and 76,177 shares owned by Tedesco Corp., over which Dr. Cesare’s wife has investment control.
(5)	Includes 806.1669 shares owned jointly by Mr. Grimm and his wife, and 2,338 shares allocated to Mr. Grimm’s ESOP account, with respect to which Mr. Grimm shares voting power.
(6)	Includes 1,989 shares owned jointly by Mr. Hume and his wife, 100 shares in a self-directed IRA owned by Mr. Hume’s wife and 3,421 shares in a self-directed IRA.

(7)	Includes 1,400 shares owned jointly by Mr. Keisling and his wife, 29,132 shares in a self-directed IRA and 18,073 shares in custodial accounts.
(8)	Includes 9,000 shares owned by Mr. Kozik’s wife.
(9)	Includes 625 shares held in a self-directed IRA, and 155 shares allocated to Mr. Misterman’s ESOP account, with respect to which Mr. Misterman shares voting power.
(10)	Includes 21,564 shares owned jointly by Dr. Naismith and his wife, 300 shares owned by Dr. Naismith’s wife and 18,582 shares in a self-directed IRA.
(11)	Includes 2,500 shares owned by the Estate of Margaret B. Nicholas, for which Mr. Nicholas is Co-Executor and Beneficiary, 5,717 shares in a self-directed IRA, 1,900 shares owned by Mr. Nicholas’s wife and 5,539 shares held in trust accounts.
(12)	Includes 3,487 shares owned jointly by Mrs. Perry, her husband and her children and 1,070 shares in a self-directed IRA.
(13)	The shares are held in trust accounts.
(14)	The shares are allocated to Mr. Scanlon’s ESOP account, with respect to which Mr. Scanlon shares voting power.
(15)	Includes 1,011.6431 shares owned jointly by Ms. Thiel and her husband and 309 shares allocated to Ms. Thiel’s ESOP account, with respect to which Ms. Thiel shares voting power.
(16)	Includes 2,000 shares held in a self-directed IRA, 4 shares allocated to Mr. Tulaney’s ESOP account, with respect to which Mr. Tulaney shares voting power, 130 shares owned jointly by Mr. Tulaney and his wife, and 7,731 shares subject to restricted stock awards, over which Mr. Tulaney has voting power and shares investment power.
(17)	Includes 950 shares held in a trust account, 750 shares in a self-directed IRA and 27,626 shares held in the following companies of which Mr. Weinberger has an interest in: Harold Weinberger Inc., J Weinberger Partners and G Weinberger Co.
(18)	Includes all of the 80,299 shares held in the ESOP, over which an executive officer, as plan administrator, shares voting power (including shares allocated to our directors’ and executive officers’ respective ESOP accounts, with respect to which each applicable director and executive officer shares voting power).

MANAGEMENT

Following is information regarding our executive officers other than Craig W. Best, President and Chief Executive Officer. Information regarding Mr. Best is included under the heading “Directors Continuing in Office,” beginning on page 14, and additional information regarding the compensation of our named executive officers is included under the heading “Executive Compensation,” beginning on page 29.

Robert P. Heim, Senior Vice President, Operations Division Head, age 58. Mr. Heim has held his current position since October 2007. Prior to that, he served as Director of Internal Audit for 16 years. He has 37 years of service at Penn Security.

Michael L. Jake, Senior Vice President, Chief Risk Officer, age 60. Prior to the merger of Old Forge Bank into the Bank in April 2009, he was Chief Financial Officer at Old Forge Bank for 15 years.

Andrew A. Kettel, Jr., Executive Vice President, Private Banking Division Head, age 63. Mr. Kettel has held his current position since October 2007. From 2004 to October 2007, he served as Head of our Retail Branch Operations. He has 42 years of service at Penn Security.

Greg D. Misterman, Executive Vice President, Chief Credit Officer, and Head of the Credit Division, age 54. Mr. Misterman has held his current position since March 2012. Prior to that, he served as Executive Vice President, Chief Lending Officer, Corporate Lending Division Head for five years. Prior to that, he served as Senior Vice President, Corporate Banking at Steuben Trust Company, from 2005 to January 2007, and as Vice President and Manager, Managed Assets Department, Partners Trust Company, from 2002 to 2005.

Patrick M. Scanlon, Senior Vice President, Finance Division Head, Controller and Treasurer, age 55. Mr. Scanlon has held his current position since February 2007. Prior to that, he served as Controller for 17 years. He has 37 years of service at Penn Security.

Lynn M. Peters Thiel, Executive Vice President, Retail Banking Division Head, age 52. Ms. Thiel has held her current position since June 2012. Prior to that, she served as Senior Vice President, Retail Banking Division Head since December 2011; as Senior Vice President, Planning & Development Division Head between 2006 and 2011; and as Vice President & Compliance Officer between 2000 and 2006. She has 12 years of service at Penn Security.

Karen L. Thomas, Senior Vice President, Marketing Manager, Sales and Product Development, age 66. Ms. Thomas has held her current position since February 2012. As of February 2013, Ms. Thomas is retired and currently serving on a part-time basis. Prior to that, she served as Senior Vice President, Marketing Manager for 4 years. Prior to joining Penn Security, she was Marketing Director at Pennstar Bank for 23 years.

James M. Tobin, Senior Vice President, Charge Card Manager, age 57. Mr. Tobin has held his current position since May 2010 and, prior to that, served as Vice President, Charge Card Manager. He has 35 years of service at Penn Security.

Thomas P. Tulaney, Executive Vice President, Chief Lending Officer and Head of the Corporate Lending Division, age 53. Mr. Tulaney has held his current position since March 20, 2012 and assumed the responsibilities of “principal operating officer” on June 4, 2012. Mr. Tulaney joined the Bank in April 2011 as Executive Vice President and Deputy Chief Lending Officer. Before that, Mr. Tulaney was a Senior Executive Vice President and the Corporate Sales Division Manager of First National Community Bank, a position he held since 2008, when he was promoted from Executive Vice President. He was an employee of First National Community Bank from 1994 to 2011.

Edward R. Walsh, Senior Vice President, Asset Recovery and Loan Review Officer, age 64. Mr. Walsh has held his current position since June 2011 and, prior to that, served as Vice President, Asset Recovery and Loan Review Officer. He has 7 years of service at Penn Security.

ITEMS TO BE VOTED ON BY SHAREHOLDERS

Proposal 1 – Election of Directors: Class of 2017

The Company’s Board of Directors currently consists of eleven members, and is divided into four classes, which are intended to be as nearly equal in number as possible. We typically refer to these classes by the year in which the term of the class expires (the Class of 2013, the Class of 2014, the Class of 2015 and the Class of 2016). The incumbent directors in the Classes of 2014, 2015 and 2016 will continue to serve until the annual meeting of shareholders for the year in which their respective terms expire, and until their successors are elected and qualify. At the 2013 annual meeting, Sandra C. Phillips’s term as director will expire. The Board of Directors has resolved to decrease the size of the entire Board to ten, and the size of the Class of 2017 to two, automatically upon the expiration of Ms. Phillip’s term.

The Board of Directors has nominated Richard E. Grimm and James B. Nicholas for election to the Board as the Class of 2017, each to hold office until the 2017 annual meeting of shareholders and until his successor is elected and qualifies. The Board’s nominees for the Class of 2017 are currently members of our Board of Directors.

The Board has determined that each of the directors, except for Craig W. Best and Richard E. Grimm, is independent under our Corporate Governance Guidelines and Nasdaq listing standards. In making its determination, the Board took into account the loan and deposit relationships that our directors, their family members and affiliated businesses maintain with the Bank; certain mechanical contracting services provided by G. Weinberger Company, a corporation of which Steven L. Weinberger is an owner and the President; and certain advisory board referral and corporate secretary fees paid to Sandra C. Phillips and P. Frank Kozik, respectively.

Unless you indicate on your proxy card that your shares should not be voted for certain nominees, the Board of Directors intends that the proxies solicited by it will be voted for the election of all of the Board’s nominees. If any nominee is unable to serve, the persons named on the proxy card would vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends that you vote “FOR” the election of each of its nominees.

Information regarding the Board of Directors’ nominees and the directors continuing in office is provided below.

Nominees for Election of Class of 2017 Directors

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Richard E. Grimm	65	The Company has concluded that Mr. Grimm is qualified to serve as a director of the Company as a result of his leadership and familiarity with the operations of the Bank. Mr. Grimm has been employed by the Bank from 1979 until his retirement in June 2012; he served as Executive Vice President, Cashier of the Bank between 1994 and 2012. In addition, Mr. Grimm served as the head of the Bank’s Credit Division from 2006 until 2012, during which time he was primarily responsible for managing and overseeing all matters related to the Bank’s credit quality. Mr. Grimm’s former employment with the Bank and his service as a director of the Bank since 1994 has enabled him to gain experience in the financial services industry and a knowledge of the operations of the Bank that is valuable to the Company’s Board of Directors.	1994	None
James B. Nicholas	61	The Company has concluded that Mr. Nicholas is qualified to serve as a director of the Company as a result of his substantial small company management experience, particularly within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Mr. Nicholas is the President of D.G. Nicholas Co., a wholesale auto parts company located in Scranton, Pennsylvania. Through his oversight of D.G. Nicholas Co., Mr. Nicholas is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Nicholas has also served on the Board of Directors of the Bank since 1981, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1981	None

Directors Continuing in Office

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Class of 2014
Craig W. Best	52	The Company has concluded that Mr. Best is qualified to serve as a director of the Company as a result of his leadership and prior experience in the banking industry. Mr. Best has served as President and Chief Executive Officer of the Company and the Bank since 2006. Prior to that time, Mr. Best served as Chief Operating Officer of First	2006	None

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
		Commonwealth Bank, a $6.2 billion financial services institution headquartered in Indiana, Pennsylvania, from July 2000 to December 2005. During his employment with First Commonwealth Bank, Mr. Best was responsible for overseeing the day to day operations of all lines of business and administrative functions for First Commonwealth Bank. Before serving as Chief Operating Officer of First Commonwealth Bank, Mr. Best was President of NBOC, a $1.0 billion division of First Commonwealth Bank. This collective experience, along with his. knowledge of all aspects of the Company’s and the Bank’s business through his position as President and Chief Executive Officer, uniquely qualify Mr. Best for service on the Company’s Board of Directors.
D. William Hume	86	The Company has concluded that Mr. Hume is qualified to serve as a director of the Company as a result of his prior banking experience and familiarity with the operations of the Bank. Mr. Hume was employed by the Bank from 1980 to 1999, when he retired as Senior Vice President and Assistant Secretary, and he has served as a director since 1991. During his employment with the Bank, Mr. Hume was responsible for developing and overseeing implementation of documented procedures and controls for bank operations, which enabled him to gain experience in the financial services industry and a knowledge of the operations of the Bank that is valuable to the Company’s Board of Directors.	1991	None
James G. Keisling	65	The Company has concluded that Mr. Keisling is qualified to serve as a director of the Company as a result of his substantial small company management experience, specifically in the region in which the Bank conducts its business, and previous service as a director of the Bank and other public companies. Mr. Keisling is the Treasurer of Northeast Architectural Products, Inc., a manufacturer of hardscape masonry products located in Archbald, Pennsylvania. Through his employment with Northeast Architectural Products, Inc., Mr. Keisling is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Keisling has also served on the Board of Directors of the Bank since 1984, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board. In addition, Mr. Keisling has served as a director of CPG International, Inc., a public company that manufactures plastic sheets products, from 2006 to 2008, and Vycom Corp., a public company that manufactures plastic sheets products, from 2006 to 2008. Through his service as a director of these companies, Mr. Keisling also provides the Company’s Board of Directors with valuable experience regarding public company oversight.	1984	None
Class of 2015
P. Frank Kozik	73	Secretary. The Company has concluded that Mr. Kozik is qualified to serve as a director of the Company as a result of his substantial small company management experience, specifically within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Mr. Kozik is the Chief Executive Officer of Scranton Craftsmen, Inc., a corporation dealing in miscellaneous iron, redi-mix concrete and pre-cast concrete products located in Throop,	1981	None

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
		Pennsylvania. Through his position with Scranton Craftsmen, Inc., Mr. Kozik is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Kozik has also served on the Board of Directors of the Bank since 1981, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.
Steven L. Weinberger	65	The Company has concluded that Mr. Weinberger is qualified to serve as a director of the Company as a result of his substantial small company management experience, particularly within the region in which the Bank conducts its business, and his familiarity with the operations of the Bank. Mr. Weinberger is the President of G. Weinberger Company, a mechanical contracting company located in Old Forge, Pennsylvania. Through his oversight of G. Weinberger Company, Mr. Weinberger is able to obtain insight regarding the local business and consumer environment that is valuable to the Board of Directors in its oversight of the Company’s and Bank’s operations. Mr. Weinberger has also served on the Board of Directors of the Bank since 1999, which has enabled him to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Company’s Board of Directors.	1999	None
Class of 2016
Joseph G. Cesare, M.D. (1)	75	The Company has concluded that Dr. Cesare is qualified to serve as a director of the Company as a result of his prior experience serving on the Board of Directors of Old Forge Bank. Dr. Cesare served as a director of Old Forge Bank from 2005 until April 1, 2009, when Old Forge Bank was acquired by the Company. During this time, Dr. Cesare developed a detailed understanding of financial institutions which contributed to the successful integration of the Old Forge Bank and the Company and which enables him to successfully serve the Company in this position. Additionally, Dr. Cesare is President of Scranton Orthopedic Specialists and has been practicing in the community as an orthopedic surgeon since 1974. Dr. Cesare’s strong ties to the community will provide the Board of Directors with valuable insight into the local businesses and the current consumer environment.	2009	None
Robert W. Naismith, Ph.D.	68	The Company has concluded that Dr. Naismith is qualified to serve as a director of the Company as a result of his substantial company management experience, particularly within the region in which the Bank conducts its business, including his previous experience in the financial and securities industry. Dr. Naismith is Chairman of JuJaMa, Inc., a web based software company which provides networking software to the conference industry. The company is located in Scranton, Pennsylvania. He also has serves as Chairman and Chief Executive Officer of Roosevelt Capital Partners, LLC, an investment company also located in Scranton, Pennsylvania. Through his oversight of these companies, Dr. Naismith is able to obtain insight regarding business to business trends and the local and national business environment that is valuable to the Board of Directors in its oversight of the Bank’s operations. Dr. Naismith has served on the Board of Directors of the Bank since 1988.	1988	None

Name	Age	Principal Occupation for Past Five Years and Qualification to Serve as Director	Director Since	Directorship of Other Public Companies
Emily S. Perry	73	The Company has concluded that Ms. Perry is qualified to serve as a director of the Company as a result of her insurance background, extensive community activities and familiarly with the operations of the Bank. Ms. Perry is a former insurance account executive which provided her with relevant experience, such as customer service and consideration of client financial needs, in an industry that complements the financial services provided by the Bank. In addition, through her participation in various community activities such as the Scranton Public Library and Arc of Northeastern Pennsylvania, Ms. Perry serves as a liaison between the Bank and the local community and provides the Board of Directors with additional opportunities to further the Company’s charitable efforts. Ms. Perry has also served on the Board of Directors of the Bank since 1983, which has enabled her to develop a knowledge of the operations of the Company and the Bank that is beneficial to the Board.	1983	None

(1)	Pursuant to the Agreement and Plan of Merger, dated as of December 5, 2008, by and between the Company, the Bank and Old Forge Bank, the Company agreed to take all actions necessary to cause three former Old Forge Bank directors to be appointed to the Board. As a result, upon the Company’s acquisition of Old Forge Bank, Joseph G. Cesare, M.D. was appointed and subsequently elected by the Company’s shareholders to serve on the Board. The other two former Old Forge Bank directors who were appointed are no longer on the Board.

Proposal 2 – Advisory Vote on Company’s Executive Compensation Program

We are asking our shareholders to vote, on an advisory basis, on the compensation of our named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation and Benefits Committee and the Board value the opinions of our shareholders. Accordingly, to the extent there is a significant vote against the compensation of our named executive officers, we will consider our shareholders’ concerns and the Compensation and Benefits Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Our executive compensation program is designed to attract, reward, and retain key employees, including our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance shareholder value. Shareholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this Proxy Statement for greater detail about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers, by the adoption of the foregoing resolution.

Proposal 3 – Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed McGrail, Merkel, Quinn & Associates, as our independent registered public accounting firm for the fiscal year ending December 31, 2013. McGrail, Merkel, Quinn & Associates served as our independent registered public accounting firm for the fiscal year ended December 31, 2012. Representatives of the firm are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of McGrail, Merkel, Quinn & Associates as the Company’s independent registered public accounting firm for 2013.

Audit Fees. The following table sets forth the fees billed to us for the fiscal years ending December 31, 2012 and 2011, respectively, by McGrail, Merkel, Quinn & Associates.

	Year Ended December 31,
	2012	2011
Audit Fees (1)	$123,206	$122,329
Audit-Related Fees (2)	29,800	29,800
Tax Fees (3)	9,600	10,100
All Other Fees	—	—
Total	$162,606	$162,229

(1)	Audit fees consist of fees for professional services rendered for the audit of our financial statements and review of financial statements included in our quarterly reports and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees related to the audits of the Company’s employee benefit plans and student loans.
(3)	Tax fees consist of compliance fees for the preparation of the Company’s Federal and State tax returns.

Policy on Pre-Approval of Services by the Independent Registered Public Accounting Firm. The Audit Committee has adopted policies and procedures relating to the approval of audit, audit-related, tax services and other services to be performed by our independent registered public accounting firm. Pursuant to these policies, all services to be performed by our independent registered public accounting firm must be approved by the Audit Committee in advance. During the year ended December 31, 2012, all audit and non-audit services were approved, in advance, by the Audit Committee in compliance with these procedures.

REPORT OF AUDIT COMMITTEE

The Audit Committee has reviewed the Company’s audited financial statements as of and for the year ended December 31, 2012, and met separately with management and McGrail, Merkel, Quinn & Associates, independent registered public accountants, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Management has primary responsibility for preparation of our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accountants audit the annual financial statements prepared by management; express an opinion as to whether those financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company’s in conformity with accounting principles generally accepted in the United States of America; and discuss with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us.

The Audit Committee has received from and discussed with McGrail, Merkel, Quinn & Associates the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) as adopted by the Public Company Accounting Oversight Board in Rule 3600T. These items relate to the firm’s independence from the Company and its management. The Audit Committee also discussed with McGrail, Merkel, Quinn & Associates any matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as filed with the SEC. The Audit Committee has also approved the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Members of the Audit Committee of Penseco Financial Services Corporation

James G. Keisling

P. Frank Kozik

Robert W. Naismith, Ph.D.

Steven L. Weinberger, Chairman

Date: March 13, 2013

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Program

Our executive compensation program is designed to attract, reward, and retain key employees, including our named executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of specific short-term and long-term goals that enhance shareholder value. The following highlights our approach to executive pay:

Pay for Performance: We seek to pay for superior performance, both in achieving short-term goals and continuing to build a growing and sustainable financial institution on a long-term basis.

Meaningful Portion of Executive Officer Pay Tied to Performance: Our compensation program currently relies principally on four primary elements: base compensation or salary; performance-based short-term cash compensation; long-term incentive compensation for eligible participants pursuant to our 2008 Long-Term Incentive Plan; and employee benefits, including retirement plans and health and welfare plans. While our compensation program has the aforementioned primary elements, the performance-based cash compensation constitutes a meaningful portion of the total potential compensation for our named executive officers. In fiscal 2012, for example, approximately 65% of our Chief Executive Officer’s potential compensation (and approximately 10% of his actual compensation) was performance-based. Approximately 30% of our Executive Vice President, Chief Lending Officer and Corporate Lending Division Head’s potential compensation was performance-based (and approximately 6% of his actual compensation) and approximately 20% of our other named executive officers’ potential compensation (and over 4% of their actual compensation) was performance-based.

Limited all other Compensation: In line with our pay for performance philosophy, we have limited all other forms of compensation to our named executive officers.

Prudent Management of Compensation Risk: The overall balance of short-term and long-term focus, weight given to equity awards, the pay for performance focus inherent in all these programs, and the careful monitoring of the executive pay program through diligent governance by the Compensation and Benefits Committee all serve to minimize the inherent risk, however minimal, in the design and administration of these programs.

Our Executive Compensation Philosophy

Our executive compensation philosophy starts from the premise that the success of Penseco Financial Services Corporation depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business strategy. We strive to satisfy the demands of our business model by providing our senior management team of named executive officers with reasonable and meaningful incentives tied to the successful implementation of challenging performance goals consistent with our corporate objectives. We recognize that the Company operates in a competitive environment for talent. Therefore, our approach to compensation considers the full range of executive compensation elements that enable us to pay for performance and to compare favorably with our peers as we work to attract, retain and motivate key personnel. We base our compensation decisions on the following principles:

•

Meeting the Demands of a Competitive Market for Talent – Our goal is to compensate our employees at competitive levels that position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

•

Driving Superior Performance – We structure compensation around the attainment of Company-wide, business unit and individual performance goals that correlate to a positive impact to our bottom line and motivate these individuals to achieve short-term and long-term goals that enhance shareholder value.

•

Reflecting our Business Philosophy – Our approach to compensation reflects our core values and the way we do business in the communities we serve. Those core values include hard work, wise and prudent planning, respect for employees, customers or shareholders, and a close ongoing partnership with the communities that we serve.

The Compensation and Benefits Committee also takes into account corporate considerations (including internal equity and affordability), competitive practices and trends, regulatory requirements, and the skills and experience of the executive in designing the compensation programs. We believe that we can meet the objectives of our executive compensation philosophy by achieving a balance among these elements that is competitive with our industry peers and creates appropriate incentives for our management team. To achieve this balance, the Compensation and Benefits Committee of our Board of Directors has consulted with the independent compensation consultant, Innovative Compensation and Benefits Concepts Consulting, LLC, and its CEO Robert Jones, and reviews survey data for peer institutions to help us benchmark our compensation program and our financial performance to our peers. See “Role of Compensation Consultant” and “Peer Group Analysis” below.

Base Compensation. The salaries of our named executive officers are reviewed at least annually to assess our competitive position and make any necessary adjustments. Our goal is to maintain salary levels for our named executive officers at a level generally consistent with the median base pay received by those in comparable positions at our better-performing peers. To further that goal, we obtain peer group information from a variety of sources. See “Peer Group Analysis” below. We also evaluate salary levels at the time of promotion or other change in responsibilities or as a result of specific commitments we make when an officer is hired. Individual performance, Company performance against pre-set objectives, and retention risk are also carefully considered as part of our annual assessment.

Cash Performance-Based Compensation. The Compensation and Benefits Committee of the Board of Directors authorizes cash incentives for our named executive officers based on the terms of our performance-based cash program which rewards the attainment of annual company-wide financial objectives at specified levels in the areas of core earnings, revenue, efficiency, growth and asset quality and individual performance relative to the specific tasks we expect an employee to accomplish during the year. Our objective is to drive superior annual performance at both the company and individual levels to the highest attainable levels by establishing performance thresholds that must be met to earn incentive awards. Targets for the Chief Executive Officer are set by the Compensation and Benefits Committee, and targets for our other named executive officers are typically set by the Compensation and Benefits Committee upon the recommendation of our Chief Executive Officer. Targets are typically communicated to officers during the first quarter of the year, and achievement of targets is evaluated by the Compensation and Benefits Committee after year end. In 2012, the target bonuses for our Chief Executive Officer and our Executive Vice President, Chief Lending Officer and Corporate Lending Division Head were set at 35% and 30% of base salary, respectively, with achievement based upon corporate and/or individual performance objectives, and target bonuses for our other named executive officers were set at 20% of base salary, of which 10% could be earned based on company performance and 10% could be earned based on individual performance.

Long-Term Incentive Compensation. The Compensation and Benefits Committee authorizes equity awards under our 2008 Long-Term Incentive Plan. We believe that incentives and stock-based awards help to focus employees on the long-term objectives of building additional shareholder value and promoting our success, will align employees’ interests with stockholders’ interests and that the 2008 Long-Term Incentive Plan will help to attract, reward, and retain valued employees and directors. In May 2012, in connection with his promotion to Executive Vice President, Chief Lending Officer and Corporate Lending Division Head, and pursuant to the terms of his employment agreement, Mr. Tulaney was granted a restricted stock award under the 2008 Long-Term Incentive Plan. The restricted stock award had an aggregate grant date fair value of approximately $300,000 and vests over five years. In addition to this grant, and pursuant to the terms of his employment agreement, Mr. Tulaney is also eligible to receive an annual performance-based equity award denominated in restricted shares of the Company and with a target value equal to 50% of his base salary as in effect during the year with respect to which performance is measured. The performance criteria for this annual equity award, which is made under the 2008 Long-Term Incentive Plan, are determined by the Compensation and Benefits Committee and include both Company-wide and individual performance objectives. In March 2013, Mr. Tulaney received an equity award having an aggregate grant date fair value of $50,000 with respect to 2012.

Role of the Compensation and Benefits Committee

We rely on the Compensation and Benefits Committee to develop our executive compensation program and to monitor the success of the program in achieving the objectives of our compensation philosophy. The committee, which consists of four independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our annual cash and long-term stock-based incentive programs, as well as our tax-qualified retirement plans, including our Employee Stock Ownership Plan, or “ESOP,” our 401(k) Deferred Compensation and Profit Sharing Plan, or “401(k) Plan,” and our Employee’s Pension Plan (which has been frozen since June 2008). The committee reviews and approves all compensation decisions relating to our executive officers. The compensation of our Chief Executive Officer and the other named executive officers are set by the committee. The Chief Executive Officer attends the Compensation and Benefits Committee meetings at the invitation of the committee, but does not participate in any discussions on his own compensation.

The Compensation and Benefits Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the committee’s responsibilities. A copy of the charter of the Compensation and Benefits Committee is posted on our website (www.pennsecurity.com). The committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the committee’s expected role. Under the charter, the committee is charged with general responsibility for the oversight and administration of our compensation program.

The level and mix of director compensation is reviewed by our Compensation and Benefits Committee on a periodic basis to ensure consistency with the objectives of the Company’s overall compensation philosophy. Specifically, in reviewing the level and mix of director compensation, the committee considers third party recommendations which review peer group compensation at comparable sized institutions.

Role of Compensation Consultants

Our Compensation and Benefits Committee has engaged an independent consultant, Innovative Compensation and Benefits Concepts Consulting, LLC, referred to as “Innovative Compensation,” to help us benchmark our compensation program against our peers and to ensure that our program is consistent with prevailing best practices and current trends in our industry. We paid Innovative Compensation $37,097.75 in the aggregate for its services during the 2012 fiscal year, and its work has not raised any conflict of interest.

Role of Management

Our Chief Executive Officer, in conjunction with representatives of the Compensation and Benefits Committee, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers, other than himself. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation and Benefits Committee with considerable weight assigned to short-term and long-term performance objectives, such as earnings, revenue, asset quality, efficiency ratio, execution of long term strategic plan and growth objectives. During 2012, our Chief Executive Officer was instrumental in negotiating the terms of Mr. Tulaney’s employment agreement. See “Thomas P. Tulaney Employment Agreement” below.

The Chief Executive Officer attends Compensation and Benefits Committee meetings at the invitation of the committee and attended ten such meetings during the year ended December 31, 2012. During the fiscal year ended December 31, 2012, our Compensation and Benefits Committee accepted the Chief Executive Officer’s recommendations regarding the compensation of our other named executive officers as a result of individual performance, as well as Company performance based on the committee’s independent evaluation of factors relating to earnings, revenue, asset quality, efficiency ratio, execution of long term strategic plan and growth objectives. Our Chief Executive Officer does not participate in Compensation and Benefits Committee discussions relating to the determination of his compensation. The Chief Executive

Officer’s performance is annually reviewed by our Compensation and Benefits Committee, which considers input from a third-party compensation consultant in preparation for the review and deciding upon the Chief Executive Officer’s compensation package.

Peer Group Analysis

A critical element of our compensation philosophy and a key driver of specific compensation decisions for our management team is the comparative analysis of our compensation mix and levels relative to a peer group of publicly-traded banks and thrifts. We firmly believe that the cornerstone of our compensation program is the maintenance of competitive compensation program relative to the companies with whom we compete for talent. In 2012, our larger state-wide peer group was reviewed with the assistance of our compensation consultant on the basis of several factors, including geographic location, size, operating characteristics, and financial performance, and was revised to remove First Chester County Corp, First Keystone Financial Inc. and Prudential Bancorp Inc. of Pennsylvania and to include the following companies:

EMCLAIRE FINANCIAL CORP.	PEOPLES FINANCIAL SERVICES
FIDELITY D & B BANCORP INC.	UNION NATIONAL FINANCIAL CP
METRO BANCORP INC.	UNIVEST CORP. OF PENNSYLVANIA

Our independent consultant utilized two peer groups in its 2012 compensation review. As set forth in Table 1 below, the first peer group is a larger 37-company Pennsylvania peer group of organizations with approximately one-half to twice the assets of the Company. And, as set forth in Table 2 below, the second peer group consists of the seven financial institutions with approximately one-half to twice the assets of the Company and within an approximately one-hour driving radius of the Company.

Table 1: Larger State-Wide Peer Group

ABINGTON BANCORP INC.	FOX CHASE BANCORP INC.
ACNB CORP	FRANKLIN FINANCIAL SERVICES CORP
AMERISERV FINANCIAL INC./PA	HARLEYSVILLE SVGS FINANCIAL CORP
BRYN MAWR BANK CORP	MALVERN FEDERAL BANCORP INC.
CITIZENS & NORTHERN CORP	METRO BANCORP INC.
CITIZENS FINANCIAL SERVICES INC.	MID PENN BANCORP INC.
CNB FINANCIAL CORP/PA	NORWOOD FINANCIAL CORP
CODORUS VALLEY BANCORP	ORRSTOWN FINANCIAL SERVICES INC.
DIMECO INC.	PARKVALE FINANCIAL CORP
DNB FINANCIAL CORP	PENNS WOODS BANCORP INC.
EMCLAIRE FINANCIAL CORP	PEOPLES FINANCIAL SERVICES
ENB FINANCIAL CORP	QNB CORP
ESB FINANCIAL CORP	REPUBLIC FIRST BANCORP INC.
ESSA BANCORP INC.	ROYAL BANCSHARES/PA
FIDELITY BANCORP INC./PA	TF FINANCIAL CORP
FIDELITY D & B BANCORP INC.	TOWER BANCORP INC.
FIRST KEYSTONE CORP	UNION NATIONAL FINANCIAL CP
FIRST NATIONAL COMMUNITY BANCORP INC.	UNIVEST CORP OF PENNSYLVANIA VIST FINANCIAL CORP

Table 2: Regional Peer Group

DIMECO INC.
ESSA BANCORP, INC.
FIDELITY D & D BANCORP INC.
FIRST KEYSTONE CORP.
FIRST NATL CMNTY BANCORP INC.
NORWOOD FINANCIAL CORP.
PEOPLES FINANCIAL SERVICES CORP.

Severance and Change in Control Benefits

We recognize that an important consideration in our ability to attract, retain and motivate key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our exploration of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause so that they are able to focus fully on the merits of any potential change in control situation without undue concern for the loss of their jobs. Messrs. Best and Tulaney, each of whom is party to an employment agreement, have provisions in their agreements that provide for certain benefits in the event of voluntary or involuntary termination following a change in control. These provisions are described in the “Other Potential Post-Termination Benefits” section below. In addition, each employment agreement contains provisions which provide for certain severance benefits in the event we terminate the executive officer’s employment for reasons other than cause. These provisions are also described in the “Craig W. Best Employment Agreement” and “Thomas P. Tulaney Employment Agreement” sections hereof, along with estimates of the severance and change in control benefits provided to each of them.

The named executive officers other than Messrs. Best and Tulaney are covered by the severance policy applicable to our employees generally. That policy provides for certain severance benefits which are based on, among other things, length of service. This severance policy does not provide any different or additional benefits in the event of a change in control.

Many of the plans that we maintain and in which our named executive officers participate, including our 2008 Long-Term Incentive Plan, the Executive Deferred Compensation Plan and the Excess Benefit Plan include provisions which accelerate vesting or payment of benefits upon a change in control and are described in the “Other Potential Post-Termination Benefits” section below.

Retirement Benefits; Employee Welfare Benefits

Qualified Retirement Plans

During 2012, we offered our employees, including our named executive officers, two tax-qualified retirement plans: our 401(k) Plan and our ESOP. Our 401(k) Plan allows eligible participants to defer a percentage of his or her compensation and receive Company matching and profit sharing contributions. Our ESOP allows participants to accumulate a retirement benefit in Company stock at no cost to the participants. We also sponsor the Employee’s Pension Plan, a defined benefit pension plan, which was amended in June 2008 to cease benefit accruals. Certain of our named executive officers have accumulated benefits under our Employee’s Pension Plan.

Deferred Compensation Plans and Post-retirement Benefits

We also maintain the Executive Deferred Compensation Plan, under which we make contributions to certain of our named executive officers; the Deferred Compensation Plan #2, under which we will make certain contributions for Mr. Best in accordance with his employment agreement; and a Postretirement Life Insurance Plan, which is available to all employees in accordance with its terms. In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, vision, life insurance and disability plans.

In 1995, the Company established a post-retirement life insurance benefit equal to three times the employees’ salary at retirement for all employees employed with the Company at July 1, 1995. Former employees who were hired by the Company after July 1, 1995, received a post-retirement life insurance benefit equal to $50,000 at retirement, then decreasing to $5,000 by age 75. In June of this year, the Company amended the post-retirement life insurance benefit for all active employees, regardless of hire date, to a benefit of $50,000 at retirement, decreasing by $5,000 a year to $5,000 at age 75. Since the benefit offered is term life insurance, the Company is exposed to increasing costs in future years.

The Company is evaluating various options to reduce or settle its obligation for benefits, to the current retiree group only. One option under consideration is a plan offered by an insurance company, as to this current retiree group, whereby the Company would enter into an agreement with the insurance company to transfer all risk and obligation for the benefits payable as to the current retiree group in exchange for a one-time fixed payment by the Company.

Perquisites

We provide certain of our officers, including our Chief Executive Officer, with limited perquisites similar to those provided to executives employed by our peers consisting of country and dining club memberships and automobiles. The perquisites are intended to further the officers’ abilities to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The Company provides a split-dollar term life insurance arrangement for the Chief Executive Officer (see additional discussion below under “Craig W. Best Employment Agreement”). We have reviewed competitive norms for these elements in our local and larger peer groups to determine our competitiveness. These perquisites are not a large part of the overall compensation package, but we feel that they provide certain executive officers with additional tools to help to further the Bank’s strategic mission. The Company also maintains bank owned life insurance (BOLI) on the life of Messrs. Scanlon, Tulaney and Ms. Thiel, with split-dollar arrangements for Mr. Scanlon and Ms. Thiel that would pay the estate $25,000 in the event that the officer died during his/her employment.

Chief Executive Officer Retirement Benefits

We provide our Chief Executive Officer with certain retirement benefits under an Excess Benefit Plan. This plan originally provided Mr. Best with additional benefits in excess of those accrued under Employee’s Pension Plan due to the limit on compensation contained in Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” and is now being administered to provide benefits in excess of those accrued under the 401(k) Plan and ESOP. We believe that this benefit is consistent with the benefits provided to similarly-situated officers of institutions in our peer group.

Chief Lending Officer Retirement Benefits

We provide Mr. Tulaney, our Executive Vice President, Chief Lending Officer and Head of the Corporate Lending Division, with certain retirement benefits under a Supplemental Executive Retirement Plan, an unfunded non-qualified benefit plan. The plan provides Mr. Tulaney with a retirement benefit that accrues over time based on the number of years Mr. Tulaney serves with us. The accrued benefit will become payable if Mr. Tulaney separates from service: for any reason on or after January 1, 2022; due to his death or disability; due to our terminating his employment with us without cause, or within 24 months following a change in control. Mr. Tulaney, or his beneficiaries, will be entitled to receive, commencing with a qualifying separation from service, the accrued benefit paid in monthly installments over twenty years. If Mr. Tulaney’s employment had terminated on December 31, 2012 his accrued benefit under the Supplemental Executive Retirement Plan would have been $0.

Our 2012 Compensation Program

Salary Levels and Adjustments

The base salaries paid to our named executive officers are set forth below in the Summary Compensation Table. We believe that the base salaries paid to our executive officers during 2012 achieve our executive compensation objectives, compare favorably to our peer group and are within our target of providing a base salary near the market median.

January 2012 adjustments to our executive base salaries were made based on an analysis of current market pay levels of peer companies and in published surveys. In addition to the pay levels of our peer group, factors taken into account in making any changes for 2012 included the contributions made by the executive officer, the performance of the executive officer against pre-established short-term and long-term goals, the role and responsibilities of the executive officer and the relationship of the executive officer’s base pay to the base salary of our other executives. The Board has approved 2013 base salaries for our named executive officers, which range from no increase to an 8.7% increase from 2012 base salaries, based on the same considerations described above with respect to 2012.

Non-Equity Incentive Awards

Subject to the final approval of the Company’s full Board of Directors, the Compensation and Benefits Committee evaluated 2012 Company and individual performance relative to goals, determined achievement relative to targets, and authorized payment of non-equity incentive awards. Fifty percent (50%) of each named executive officer’s total 2012 non-equity incentive award was based on attainment of corporate performance goals (relating to core earnings, core revenue, core efficiency rating, loan growth, deposit growth and asset growth), while the remaining 50% of the non-equity incentive award for each named executive officer was based on attainment of certain individual goals specific to the business objectives related to the areas managed by such named executive officer. The Chief Executive Officer recommends the corporate and individual goals for each named executive officer. The Chief Executive Officer’s non-equity incentive award was targeted at 35% of his base salary, the Executive Vice President, Chief Lending Officer and Corporate Lending Division Head’s non-equity incentive award was targeted at 30% of his base salary while all other named executive officers’ non-equity incentive awards were each targeted at 20% of their respective base salaries. The Committee determined the payout to the Chief Executive Officer. The Committee, based on recommendations of the Chief Executive Officer, determined the payouts to the other named executive officers. All payments for 2012 non-equity incentive awards were approved and will be paid in April 2013. Additional details regarding the threshold, target and maximum payouts are set forth in the “2012 Grants of Plan-Based Awards” on page 30, and actual payouts are included in the “Summary Compensation Table” on page 29.

Long-Term Incentive Awards

In addition to our non-equity incentive award program, each of our Chief Executive Officer and Executive Vice President, Chief Lending Officer and Head of the Corporate Lending Division participate in our long-term incentive award program, the terms of which are set forth in their respective employment agreements.

For Mr. Best, issuance of long-term incentive awards is based on the Company’s performance as reflected in two metrics: core earnings per share and asset growth. If the Company performs at or above certain threshold levels (as determined in accordance with the terms set forth in Mr. Best’s employment agreement) for each of these metrics, then Mr. Best will be entitled to receive certain long-term incentive awards, up to a maximum amount set forth in his employment agreement. In 2012, the Company’s performance did not meet the threshold levels for either of the performance metrics, and as a result, Mr. Best did not receive any long-term incentive award.

Under Mr. Tulaney’s employment agreement, Mr. Tulaney is eligible to receive awards of restricted stock under our 2008 Long-Term Incentive Plan with a target value equal to 50 percent of his base salary each fiscal year. The actual amount of the award payable to Mr. Tulaney will be determined by our compensation committee, and will be based upon the degree of achievement of corporate and/or individual performance objectives established by the compensation committee in its sole discretion. In March 2013, Mr. Tulaney received an equity award having an aggregate grant date fair value of $50,000 with respect to 2012.

Results of 2012 Say-on-Pay Vote

At our 2012 annual meeting of shareholders, our shareholders strongly supported the compensation of our named executive officers, with approximately 89% of the shares represented at the meeting and approximately 80% of the votes cast being cast for the approval of our named executive officers’ compensation, as disclosed in the proxy statement for the 2012 annual meeting. As a result of the support of our shareholders, the results of the 2012 say-on-pay proposal did not significantly impact subsequent determinations regarding our compensation policies and decisions.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that is required by the rules established by the SEC. Based on such review and discussions, the Compensation and Benefits Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”

Compensation and Benefits Committee of the Board of Directors of Penseco Financial Services Corporation

Robert W. Naismith, Ph.D., Chairman

James G. Keisling

P. Frank Kozik

Emily S. Perry

Date: March 26, 2013

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the above report shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed to be incorporated by reference into any such filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information for the years ended December 31, 2012, 2011 and 2010, concerning the compensation of our principal executive officer, principal financial officer and the Company’s other three most highly compensated executive officers (or executive officers of its subsidiaries) whose compensation was $100,000 or more and who were serving as such on December 31, 2012. No named executive officers received perquisites in excess of $10,000 during the year ended December 31, 2012.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)

Craig W. Best	2012	247,286	—	—	43,376	17,217	80,464	388,325
President and Chief	2011	247,286	55,635	—	43,376	13,327	134,282	493,888
Executive Officer	2010	247,286	—	—	61,817	7,138	16,114	332,337

Patrick M. Scanlon	2012	113,677	—	—	13,100	32,613	6,421	165,811
SVP, Finance Div. Head,	2011	113,550	—	—	1,700	40,405	7,496	163,151
Controller and Treasurer	2010	111,018	—	—	15,895	28,073	10,033	165,019

Thomas P. Tulaney (5)	2012	210,000	300,000	—	40,000	—	75,907	625,907
EVP, CLO and Corporate
Lending Division Head

Greg D. Misterman (6)	2012	162,240	—	—	12,000	—	12,578	186,818
EVP, Chief Credit Officer	2011	156,952	—	—	15,675	—	10,177	182,804
and Credit Division Head	2010	150,449	—	—	12,665	—	11,519	174,663

Lynn M. Peters Thiel (7)	2012	135,053	—	—	5,000	6,198	10,800	157,051
EVP, Retail Banking
Division Head

(1)	In addition to Mr. Tulaney’s performance-based long-term incentive equity award, Mr. Tulaney received a grant of restricted shares with an approximate aggregate grant date fair value (calculated in accordance with FASB ASC Topic 718, and based on assumptions set forth in the notes to the Company’s financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2012) of $300,000 in accordance with his employment agreement, with five-year vesting.
(2)	Represents the dollar value of annual cash bonuses earned during the fiscal year.
(3)	Represents the aggregate change in the actuarial present value of accumulated benefits under the Employees’ Pension Plan from the plan measurement date used for financial statement reporting purposes with respect to the prior completed fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the covered fiscal year, plus earnings on balances in the Executive Deferred Compensation Plan and Executive Deferred Compensation #2.

(4)	Details of the amounts reported in the “All Other Compensation” column for 2012 are provided in the table below:

	Mr. Best	Mr. Scanlon	Mr. Tulaney	Mr. Misterman	Ms. Thiel
401(k) Plan-Employer Match	6,572	—	3,150	5,332	4,578
401(k) Plan-Safe Harbor Contribution	7,500	3,475	7,103	5,332	4,578
Executive Deferred Compensation Plan and Executive Deferred Compensation Plan #2 -Company Contribution *	60,000	1,698	63,104	—	—
ESOP Contribution	2,693	1,248	2,550	1,914	1,644
Excess Benefit Plan	3,699	—	—	—	—

TOTAL	80,464	6,421	75,907	12,578	10,800

*	The Executive Deferred Compensation Plan #2 is an account-based deferred compensation arrangement contemplated by the amendment and restatement of Mr. Best’s employment agreement on January 3, 2011. Pursuant to the agreement, the Executive Deferred Compensation Plan #2 provides Mr. Best an opportunity to defer base salary and bonus compensation and requires the Company to make contributions to Mr. Best’s account in the amount of $61,375 on or around the time his employment agreement was amended and restated, followed by credits of $60,000 each August 1 beginning in 2011 and ending in 2014, subject to Mr. Best’s continued employment. Notional interest will be credited to such deferred amounts and Mr. Best’s account will be distributed upon his retirement or other separation from service, or upon his death or a change in control if earlier.

(5)	Mr. Tulaney began serving as the Company’s Executive Vice President, Chief Lending Officer and Corporate Lending Division Head as of March 20, 2012, and became the Company’s Chief Operating Officer in June 2012. Mr. Tulaney’s 401(k) matching contribution is vested at 25%, and the ESOP is vested at 20% as of December 31, 2012.
(6)	Mr. Misterman began serving as the Company’s Executive Vice President, Chief Credit Officer and Credit Division Head as of March 20, 2012.
(7)	Ms. Thiel began serving as the Company’s Executive Vice President, Retail Banking Division Head as of June 19, 2012.

2012 Grants of Plan-Based Awards

The following table provides information concerning grants of plan-based awards made to our named executive officers during the year ended December 31, 2012:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards
Craig W. Best	March 2012	—	86,752	86,752	—	—
Patrick M. Scanlon	March 2012	—	22,735	22,735	—	—
Thomas P. Tulaney	March 2012	—	63,000	63,000	—	—
Thomas P. Tulaney	May 2012	—	—	—	7,731	300,000
Greg D. Misterman	March 2012	—	32,448	32,448	—	—
Lynn M. Peters Thiel	March 2012	—	27,010	27,010	—	—

The table above includes the fiscal 2012 threshold, target and maximum payouts designated under our annual cash bonus program. For a discussion of the terms of our annual cash bonus program and the amounts earned thereunder by the named executive officers during fiscal 2012, see “– Compensation Discussion and Analysis – Non-Equity Incentive Awards” above.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We have employment agreements with Messrs. Best and Tulaney, which are described below under the headings, “Craig W. Best Employment Agreement” and “Thomas P. Tulaney Employment Agreement.” The employment agreements control many aspects and decisions with respect to the compensation of Messrs. Best and Tulaney. We do not have employment agreements with any of our other named executive officers. In making compensation decisions, our Compensation Committee considers executive compensation elements that enable us to pay for performance and to compare favorably with our peers as we work to attract, retain and motivate key personnel. Cash incentives typically are designed to reward the attainment of annual company-wide financial objectives at specified levels in the areas of core earnings, revenue, efficiency, growth and asset quality and individual performance relative to the specific tasks we expect an employee to accomplish during the year.

Craig W. Best Employment Agreement

On January 3, 2011, the Company and the Bank entered into an amended and restated employment agreement with our President and Chief Executive Officer, Craig W. Best (the “Employment Agreement”).

The Employment Agreement provides for an initial annual base salary of $247,268, which is subject to annual review by the Bank’s board of directors; in the event of an across-the-board salary reduction affecting all of the Company’s management employees, the Board may decrease Mr. Best’s base salary. In 2011 and 2012, our Compensation Committee emphasized elements of compensation other than base salary and the fact that Mr. Best’s base salary did not increase was not attributable to poor performance.

The Employment Agreement also provides that Mr. Best will be eligible to:

•	receive an annual cash bonus equal to a percentage of his base salary, which percentage will be determined by the Board from time to time;

•	participate in certain deferred compensation plans, including the Deferred Compensation Plan #2; and

•	participate in our long-term incentive equity-based compensation plans.

Under the Employment Agreement, the Company agrees to purchase and maintain a term life insurance policy with a death benefit of $500,000 payable upon Mr. Best’s death. The Company also agrees to provide Mr. Best with the use of an automobile, along with reasonable insurance and maintenance costs, as well as reimbursement for country and dining club memberships and reasonable business expenses.

The Employment Agreement provides that any “excess annual incentive cash payments” and “excess long-term incentive awards” (each as defined in the Employment Agreement) paid to Mr. Best are subject to clawback provisions in the incentive plans pursuant to which the Board may request reimbursement for such payments from Mr. Best in the event that the Bank’s financial statements are the subject of a restatement that is required by applicable law.

Mr. Best’s employment is on an “at will” basis, and each of the Company, the Bank and Mr. Best may terminate the Employment Agreement on substantially the same terms as set forth in the Prior Agreement. Under the Employment Agreement, and in the event that Mr. Best’s employment is terminated without “Cause” (as defined in the Employment Agreement), the Company and the Bank are obligated to, among other things, make monthly payments to Mr. Best for two (2) years following the termination equal to the sum of 1/12th of Mr. Best’s base salary at the time of termination and 1/12th of the bonus payment that Mr. Best was then eligible to receive (each such monthly payment a “Salary Continuation Payment”); in the event that Mr. Best is terminated in connection with a Change of Control (as defined in the Employment Agreement), he will be entitled to Salary Continuation Payments for a period of three (3) years following termination. The Employment Agreement provides for adjustments to the timing of severance payments due to Mr. Best to comply with certain provisions of the Internal Revenue Code, including Section 409A thereof. Payment of severance under the Employment Agreement is in each case contingent upon Mr. Best’s execution and delivery of a release agreement to the Company and the Bank.

The Employment Agreement contains customary confidentiality and restrictive covenant provisions. For a period of 12 months following termination of employment for any reason, Mr. Best has agreed that he will not: (1) solicit customers, potential customers or suppliers for or on behalf of a competing business (as defined under the agreement); (2) recruit employees of the Bank or Company for a competing business; or (3) serve as a director, officer, employee or investor in a competing business.

In addition, Mr. Best agrees to participate in, and comply with, the Bank’s Executive Stock Ownership Guidelines, pursuant to which he is required to own shares of the Company with a value equal to three times his base salary within four (4) years of the date of adoption of these guidelines, which coincides with the effective date of the Employment Agreement; the guidelines provide that, in the event that Mr. Best is not in compliance therewith at the end of the allotted four (4) year compliance period, all future bonuses payable to him will be paid in stock of the Company unless and until he becomes compliant with the guidelines.

Thomas P. Tulaney Employment Agreement

On May 30, 2012, the Company and the Bank entered into an employment agreement with our Executive Vice President, Chief Lending Officer and Head of the Corporate Lending Division, Thomas P. Tulaney (the “Employment Agreement”).

The Employment Agreement provides for an initial annual base salary of $210,000, which is subject to annual review by the Bank’s board of directors; in the event of an across-the-board salary reduction affecting all of the Company’s management employees, the Board may decrease Mr. Tulaney’s base salary. The Employment Agreement also provides that Mr. Tulaney will be eligible to:

•	receive an annual cash bonus equal to a percentage of his base salary, which percentage will be determined by the Board from time to time;

•	participate in certain deferred compensation plans, including a Supplemental Executive Retirement Plan; and

•	participate in our long-term incentive equity-based compensation plans.

Under the Employment Agreement, the Company also agreed to make a one-time grant to Mr. Tulaney of restricted shares with an aggregate value of $300,000.

The initial term of Mr. Tulaney’s Employment Agreement will end on May 29, 2016. Such term will renew automatically for subsequent one-year terms unless either party terminates the agreement earlier in accordance with the provisions of the Employment Agreement. Under the Employment Agreement, and in the event that Mr. Tulaney’s employment is terminated without “Cause” (as defined in the Employment Agreement), the Company and the Bank are obligated to, among other things make monthly payments to Mr. Tulaney for one (1) year following the termination equal to the sum of 1/12th of Mr. Tulaney’s base salary at the time of termination and 1/12th of the average bonus payment that Mr. Tulaney had received in the immediately preceding three (3) years (or such shorter timer period as Mr. Tulaney has been eligible to receive such bonus payments) (each such monthly payment a “Salary Continuation Payment”); in the event that Mr. Tulaney is terminated in connection with a Change of Control (as defined in the Employment Agreement), he will be entitled to Salary Continuation Payments for a period of two (2) years following termination. The Employment Agreement provides for adjustments to the timing of severance payments due to Mr. Tulaney to comply with certain provisions of the Internal Revenue Code, including Section 409A thereof. Payment of severance under the Employment Agreement is in each case contingent upon Mr. Tulaney’s execution and delivery of a release agreement to the Company and the Bank.

The Employment Agreement contains customary confidentiality and restrictive covenant provisions. For a period of 12 months following termination of employment for any reason other than a Change of Control (in which case the applicable period is 24 months), Mr. Tulaney has agreed that he will not: (1) solicit customers, potential customers or suppliers for or on behalf of a competing business (as defined under the agreement); (2) recruit employees of the Bank or Company for a competing business; or (3) serve as a director, officer, employee or investor, or otherwise engage, in a competing business.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning equity awards outstanding as of December 31, 2012:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (1)	Number of Securities Underlying Unexercised Options (Unexercisable) (1)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
Craig W. Best	10,000	—	$43.00	01/02/2016	—	—
	6,800	1,700	37.50	02/28/2018	—	—
	—	—	—		2,153	79,661
	—	—	—		1,428	52,836
Thomas P. Tulaney	—	—	—		7,731	286,047

(1)	Represents outstanding stock appreciation rights. Mr. Best was awarded 10,000 stock appreciation rights, or “SARs,” on January 3, 2006, pursuant to his then-current employment agreement and a stock appreciation rights agreement. These SARs vested annually at a rate of 2,000 per year over a five year period, and became fully vested on January 3, 2011. Mr. Best was also awarded 8,500 SARs on February 29, 2008, under the 2008 Long-Term Incentive Plan. These SARs vest annually at a rate of 1,700 per year over a five year period.
(2)	Represents restricted stock awards under the 2008 Long-Term Incentive Plan. Awards are subject to a vesting period of five years. Market value is based on a closing price of $37.00 per share of our common stock on December 31, 2012.

Pension Benefits

The following table sets forth information concerning our plans that provide for payments or other benefits at, following, or in connection with, retirement for each of the named executive officers:

Name	Plan Name	Number of Years of Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payment During Last Fiscal Year ($) (3)
Craig W. Best	Employee’s Pension Plan	3	60,093	—
Patrick M. Scanlon	Employee’s Pension Plan	33	247,260	—
Thomas P. Tulaney	Employee’s Pension Plan	—	—	—
Greg D. Misterman	Employee’s Pension Plan	—	—	—
Lynn M. Peters Thiel	Employee’s Pension Plan	8	42,916	—

(1)	Represents the number of benefit years of service credited to the executive officer under the plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year. The plan was frozen as of June 2008, and no additional years of services are being credited under the plan.
(2)	Reflects the actuarial present value of the named executive officer’s accumulated benefit under the plan(s), computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the registrant’s audited financial statements for the last completed fiscal year.
(3)	Represents the dollar amount of any payments and benefits paid to the named executive officer during the registrant’s last completed fiscal year.

The information in the foregoing table relates to our Employee’s Pension Plan, a qualified defined benefit retirement plan. As of June 2008, no further benefits are being accrued in this plan. The plan provided for fixed benefits payable for life upon retirement at the age of 65, based on length of service and compensation levels as defined in the plan. Plan assets of the trust fund are invested and administered by the Trust Department of the Bank. The information in the table has been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Our named executive officers participate in the Employee’s Pension Plan on the same basis as all other employees and receive only those benefits that are available to all other employees.

Non-Qualified Deferred Compensation

The following table sets forth non-qualified deferred compensation contributions during the year ended December 31, 2012.

Name	Executive Contributions in 2012 ($)	Company Contributions in 2012 ($) (1)	Aggregate Earnings in 2012 ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2012 ($)
Craig W. Best (3)	—	3,699	—	—	23,558
Craig W. Best	—	60,000	8,630	—	220,140
Patrick M. Scanlon	—	1,698	1,377	—	36,501
Thomas P. Tulaney	—	63,104	—	—	63,104
Greg D. Misterman	—	—	—	—	—
Lynn M. Peters Thiel	—	—	—	—	—

(1)	Represents Company contributions under the Executive Deferred Compensation Plan and Executive Deferred Compensation Plan #2, which contributions are included in “All Other Compensation” in the Summary Compensation Table set forth above.
(2)	Represents earnings on balances in the Executive Deferred Compensation Plan and Executive Deferred Compensation #2.
(3)	Represents Company contributions under the Excess Benefit Plan, which contributions are included in “All Other Compensation” in the Summary Compensation Table set forth above.

Excess Benefit Plan. The Bank maintains an Excess Benefit Plan for Craig W. Best, originally adopted as of January 3, 2006. This plan originally provided Mr. Best with additional benefits in excess of those accrued under Employee’s Pension Plan due to the limit on compensation contained in Section 401(a)(17) of the Code, and is now being administered to provide benefits in excess of those accrued under the 401(k) Plan and ESOP. The plan provides Mr. Best with benefits in an amount which is equivalent to the excess, if any, of the amount he would have been entitled to receive under the 401(k) Plan and ESOP if those plans were administered without regard to the limitations required by Section 401(a)(17) of the Code and any regulations thereunder, over the amount he is entitled to receive under those plans for the applicable plan year. The Excess Benefit Plan is intended to be an unfunded excess benefit plan.

The benefit described above is to be computed as of the date of Mr. Best’s separation from service. The accrued benefit will become payable if Mr. Best separates from service with the Bank for any reason. If a change in control of the Bank (as defined in the Excess Benefit Plan) occurs, the accrued benefit at the date of the change in control shall be valued and payable according to the provisions set forth below as if the change in control constituted a separation from service.

Mr. Best, or his beneficiaries, will be entitled to receive, by virtue of his separation from service, a distribution in an aggregate amount equal to his accrued benefit. The actuarial equivalent of his accrued benefit will be distributed in a single lump sum payment within five days following the date that is six months after the date Mr. Best separates from service.

If Mr. Best dies before terminating his employment with the Bank and before the commencement of payments under the Excess Benefit Plan, the actuarial equivalent of the entire value of his accrued benefit will be paid, in a single lump sum, within sixty days following the date of his death, to his designated beneficiaries.

If Mr. Best’s employment had terminated on December 31, 2012 his accrued benefit under the Excess Benefit Plan would have been $23,558.

Executive Deferred Compensation Plan. During 2008, the Company established an Executive Deferred Compensation Plan for the benefit of Mr. Best and a select group of executives, including Mr. Scanlon, who were adversely impacted by the freezing of the Employee’s Pension Plan and establishment of the 401(k) Plan. The Executive Deferred Compensation Plan is an unfunded arrangement for the benefit of participants.

Supplemental Executive Retirement Plan. Mr. Tulaney, our Executive Vice President, Chief Lending Officer and Head of the Corporate Lending Division, with certain retirement benefits under a Supplemental Executive Retirement Plan, an unfunded non-qualified benefit plan. The plan provides Mr. Tulaney with a retirement benefit that accrues over time based on the number of years Mr. Tulaney serves with us. The accrued benefit will become payable if Mr. Tulaney separates from service: for any reason on or after January 1, 2022; due to his death or disability; due to our terminating his employment with us without cause, or within 24 months following a change in control. Mr. Tulaney, or his beneficiaries, will be entitled to receive, commencing with a qualifying separation from service, the accrued benefit paid in monthly installments over twenty years. If Mr. Tulaney’s employment had terminated on December 31, 2012 his accrued benefit under the Supplemental Executive Retirement Plan would have been $0.

Other Potential Post-Termination Benefits

Payments Made Upon Termination for Cause. Under the employment agreements with Messrs. Best and Tulaney, we may terminate their employment for cause (as defined in the agreement) at any time. If either Mr. Best or Mr. Tulaney is terminated for cause, he will receive only accrued compensation and vested benefits through his termination date.

Payments Made Upon Termination Without Cause or For Good Reason. In accordance with the terms their respective employment agreements, upon voluntary termination by Mr. Best or Mr. Tulaney without good reason (as defined in the agreement), the executive will receive only accrued compensation and vested benefits through his termination date. Upon involuntary termination by the Company without cause or voluntary termination by Mr. Best or Mr. Tulaney with good reason (constructive termination), the executive will receive his accrued compensation and other benefits through his termination date, along with a severance payment equal to 24 months, in the case of Mr. Best, or 12 months, in the case of Mr. Tulaney, payments based upon base salary and average annual bonus and, in the case of Mr. Best only, $30,000 in outplacement assistance to be paid by us to a firm selected by Mr. Best. In addition, the Company will pay the applicable premium otherwise payable for COBRA continuation coverage for the executive, his spouse and dependents for a period of 24 months following termination in the case of Mr. Best, and for 18 months in the case of Mr. Tulaney. If the Company terminated Mr. Best’s employment without cause on December 31, 2012, the severance payment due under his employment agreement (based solely on Mr. Best’s then current cash compensation, without regard to future base salary adjustments or bonuses) would have been $645,576. If the Company terminated Mr. Tulaney’s employment without cause on December 31, 2012, the severance payment due under his employment agreement (based solely on Mr. Tulaney’s then current cash compensation, without regard to future base salary adjustments or bonuses) would have been $257,862.

Payments Made Upon Disability or Death. The employment agreements with Mr. Best and Mr. Tulaney provide that, upon termination due to the executive’s death or disability, he will receive only accrued compensation and vested benefits through his termination date.

Payments Made Upon a Change in Control. In accordance with the terms of their respective employment agreements, if we terminate Mr. Best or Mr. Tulaney without cause or Mr. Best or Mr. Tulaney terminates for good reason within 36 months of a change in control, in the case of Mr. Best, or within 24 months, in the case of Mr. Tulaney, the executive will receive, in addition to previously accrued compensation and benefits, monthly severance payments for 36 months following termination, in the case of Mr. Best, and for 24 months, in the case of Mr. Tulaney, equal to the sum of 1/12th of the executive’s base salary at the time of termination and 1/12th of the bonus payment that Mr. Best was then eligible to receive. In addition, the Company will pay the applicable premium otherwise payable for COBRA continuation coverage for the executive, his spouse and dependents for a period of 36 months following termination, in the case of Mr. Best, and for 24 months, in the case of Mr. Tulaney. The executive will immediately vest in all outstanding stock-based compensation awards upon termination in connection with a change in control.

Generally, under Section 280G of the Internal Revenue Code, severance payments made in connection with a change in control that equal or exceed three times an executive’s average annual compensation over the five preceding tax years (or period of employment, if less) are considered “excess parachute payments.” Amounts that exceed the Section 280G limit are subject to an excise tax payable by Mr. Best and are non-deductible by us. The employment agreement limits payments to Mr. Best to an amount that will not exceed his Section 280G limit under the Internal Revenue Code.

If a change in control had occurred at December 31, 2012, the severance payment due to Mr. Best under his employment agreement (based solely on Mr. Best’s then current cash compensation, without regard to future base salary adjustments or bonuses) would have been $1,197,062, and 1,700 unvested stock appreciation rights with a per share strike price of $37.50 would have vested and 3,581 shares of restricted stock would have become nonforfeitable. The closing market price of the Company’s common stock on December 31, 2012 was $37.00 per share. Additionally, if a change in control had occurred at December 31, 2012 and Mr. Best’s employment with us ceased on that date, he would receive his accrued benefit under the Excess Benefit Plan, or $23,558, in a single lump sum payment within five days following the date that is six months after the date Mr. Best separates from service.

If a change in control had occurred at December 31, 2012, the severance payment due to Mr. Tulaney under his employment agreement (based solely on Mr. Tulaney’s then current cash compensation, without regard to future base salary adjustments or bonuses) would have been $568,424 and 7,731 shares of restricted stock would have become nonforfeitable. Additionally, if a change in control had occurred at December 31, 2012 and Mr. Tulaney’s employment with us ceased on that date, his Supplemental Executive Retirement Plan benefit would become vested and an annual benefit of approximately $73,235 would be payable in monthly installments over 20 years.

The other named executive officers are covered by the Company’s Severance Policy which would make payments, based on length of service and base salary, for any termination without cause including change in control. If the termination had occurred at December 31, 2012 the severance due the officers would be as follows; Mr. Scanlon – $94,002, Mr. Misterman – $40,560 and Ms. Thiel – $46,749.

ADDITIONAL INFORMATION ON EQUITY COMPENSATION PLANS

The following table provides certain information concerning our equity compensation plans as of December 31, 2012:

	Number of shares of common stock to be issued upon exercise of outstanding options and rights	Weighted average exercise price of outstanding options and rights	Number of shares of common stock remaining for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders (1)
2008 Long-Term Equity Incentive Plan	—	N/A	96,088
Equity compensation plans not approved by stockholders (2)	—		—

Total equity compensation plans	—		96,088

(1)	Additional information about these plans is presented in Note 18 to the Company’s consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Does not include 9,312 shares subject to forfeiture under restricted stock awards made pursuant to the 2008 Long-Term Equity Incentive Plan.
(2)	Does not include potential benefits payable under stock appreciation rights agreements, which may be settled in cash or stock, in the discretion of the Company.

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes of ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that we have no 10% shareholders and that each of our executive officers and directors has complied with applicable reporting requirements for transactions in our common stock during the year ended December 31, 2012.

Certain Relationships and Related Transactions

The Sarbanes-Oxley Act of 2002 generally prohibits loans by public companies to its executive officers and directors, but contains a specific exemption from such prohibition for loans by financial institutions, such as the Bank, to its executive officers and directors in compliance with federal banking regulations, which require that all loans or extensions of credit to executive officers and directors of insured financial institutions be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public.

The Audit Committee of the Board of Directors periodically reviews a summary of any transactions with our directors and executive officers and with firms that employ directors, as well as other related person transactions, to recommend to the disinterested members of the Board of Directors that the transactions are fair, reasonable and with Company policy and should be ratified and approved. Other than our Audit Committee charter, which provides for the Audit Committee’s review of any transaction between the Company and related parties, and except with respect to our lending policy, we do not maintain written policies or procedures for the review, approval or ratification of certain transactions with related persons. In accordance with banking regulations, however, the entire Board of Directors of the Bank reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans made to such person and his or her related interests exceed the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors.

At December 31, 2012, certain of our directors, nominees, and executive officers or their associates had outstanding loans or commitments from the Bank. These transactions were made in the ordinary course of the Bank’s business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectability or present other unfavorable features.

Compensation and Benefits Committee Interlocks and Insider Participants

Directors James G. Keisling, P. Frank Kozik, Robert W. Naismith and Emily S. Perry served as members of the Compensation and Benefits Committee during 2012. No member of the Compensation and Benefits Committee has ever served as an officer or employee of the Company or its subsidiaries. There are no compensation committee interlocks between the Company or its subsidiaries and any other entity involving the Company or its subsidiaries or any such entity’s executive officers or directors. The Bank has made, and expects to continue to make in the future, loans to the Company’s directors, including members of the Compensation and Benefits Committee, and their family members and to firms, corporations and other entities in which they and their family members maintain interests. For more information, see “ – Certain Relationships and Related Transactions.”

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE PROCEDURES

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors to consider director candidates recommended by shareholders who appear to be qualified to serve on our Board of Directors. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. In order to avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Shareholders

A shareholder who proposes to nominate an individual for election to the Board of Directors at an Annual Meeting must deliver a written notice to the Secretary of the Company within the time frames set forth under “Submission of Business Proposals and Shareholder Nominees” which includes:

1.	The name and address of the person recommended as a director candidate;

2.	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

3.	The written consent of the person being recommended as a director candidate to be named in the proxy statement as a nominee and to serve as a director if elected;

4.	The name and address of the shareholder giving the notice, as it appears on our books;

5.	The name and address of the beneficial owner, if any, on whose behalf the nomination is being made;

6.	The class and number of shares owned beneficially and of record by such shareholder and such beneficial owner and a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting;

7.	If the recommending shareholder is not a shareholder of record, a statement from the record holder verifying the holdings of the shareholder and a statement from the recommending shareholder of the length of time that the shares have been held;

8.	A statement from the shareholder as to whether the shareholder has a good faith intention to continue to hold the reported shares through the date of the meeting; and

9.	A statement from the recommending shareholder supporting its view that the proposed nominee possesses the minimum qualifications for nominees (if any) and describing the contributions that the nominee would be expected to make to the Board and to the governance of Penseco.

Of those persons who are nominated by a shareholder only those nominated in accordance with these procedures shall be eligible for election as directors at the Annual Meeting.

Process for Identifying and Evaluating Nominees

In selecting director candidates to be nominated for election at an annual meeting, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the meeting desire, and are qualified, to continue their service on the Board. We are of the view that the repeated service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Committee’s criteria for membership on the Board; who the Committee believes will continue to make important contributions to the Board; and who consent to stand for re-election and, if re-elected, to continue their service on the Board.

If there are Board positions for which the Committee will identify and evaluate non-incumbent directors, it will proceed as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee and other members of the Board of Directors as well as its knowledge of members of the Bank’s local communities. The Nominating and Corporate Governance Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee may use an independent search firm in identifying nominees. However, the committee did not engage an independent search firm for this purpose during the year ended December 31, 2012.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth below under the “Minimum Qualifications” section of the proxy statement. In addition, the Nominating and Corporate Governance Committee may conduct a background check and may interview the candidate. Candidates proposed by shareholders are considered under the same criteria except that the Committee may also consider the size and duration of the equity interest of the recommending shareholder in the Company and the extent to which the recommending shareholder intends to continue holding this interest.

Minimum Qualifications

The Nominating and Corporate Governance Committee has not adopted a specific set of minimum qualifications that must be met by nominees. Nominees are selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character and capacity to make independent analytical inquiries, ability and willingness to devote adequate time to Board duties, and the likelihood of being able to serve on the Board for a sustained period. In evaluating potential director nominees, the Company’s Nominating and Corporate Governance Committee will evaluate an individual’s specific qualities or skills including, but not limited to an individual’s: contributions to the range of talent, skill and expertise of the Board; financial, regulatory and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and ability to read and understand financial statements; familiarity with our market area and participation in and ties to local businesses and local civic, charitable and religious organizations; personal and professional integrity, honesty and reputation; ability to represent the best interests of the Company’s shareholders and the best interests of the Company and Bank; ability to devote sufficient time and energy to the performance of his or her duties; independence under applicable SEC regulations; and current equity holdings in the Company.

The Company’s Nominating and Corporate Governance Committee will also consider any other factors it deems relevant, including diversity, competition, size of the Board of Directors, and regulatory disclosure obligations. The Nominating and Corporate Governance Committed will also consider the extent to which a candidate helps the Board of Directors reflect the diversity of the Company’s shareholders, employees, customers, and communities. The Committee also considers factors such as global experience, experience as a director of a public company, and knowledge of relevant industries.

In addition, prior to nominating an existing director for re-election to the Board of Directors, the Committee will consider and review an existing director’s Board and committee performance and his or her satisfaction of any minimum qualifications established by the Committee.

SUBMISSION OF PROPOSALS AND SHAREHOLDER NOMINATIONS

We must receive proposals that shareholders seek to include in the proxy statement for our 2014 annual meeting of shareholders no later than December 2, 2013. If next year’s annual meeting is held on a date more than 30 calendar days before or after May 7, 2014, a shareholder proposal must be received by a reasonable time before we begin to print and mail our proxy solicitation for such annual meeting. Any shareholder proposals will be subject to the requirements of the proxy rules adopted by the SEC.

The Company’s bylaws provide that, in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before the 2014 annual meeting,

a shareholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 60 days or more than 90 days prior to May 7, 2014. However, if the date of the Company’s annual meeting is more than 30 days before or more than 60 days after May 7, 2014, notice must be received not less than 60 days nor more than 90 days prior to the annual meeting date or no later than 15 days after public announcement of the date of the annual meeting. A copy of the bylaws may be obtained from the Company.

SHAREHOLDER COMMUNICATIONS

In order to provide our shareholders and other stakeholders with a direct and open means of communication to the Board of Directors, the Board has adopted the following procedures for communications to our Board of Directors or individual directors.

•

Shareholders and other interested persons may communicate with the Board or the non-management Directors as a group by writing to the Chairman of the Board, c/o Penseco Financial Services Corporation, 150 North Washington Avenue, Scranton, Pennsylvania 18503. The correspondence should specify the intended recipient.

•

All communications received in accordance with these procedures will be reviewed initially by the Chairman of the Board, who will relay all such communications to the appropriate director or directors unless the Chairman of the Board determines that the communication:

•	Does not relate to our business or affairs or the functioning or constitution of the Board or any of its committees;

•	Relates to routine or insignificant matters that do not warrant the attention of the Board;

•	Is an advertisement or other commercial solicitation or communication;

•	Is frivolous or offensive; or

•	Is otherwise inappropriate for delivery to directors.

The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Chairman of the Board and only in accordance with our policies and procedures and applicable laws and regulations relating to the disclosure of information.

MISCELLANEOUS

We will pay the cost of this proxy solicitation. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally, by email or by telephone without receiving additional compensation.

Our Annual Report to Shareholders has been mailed to persons who were shareholders as of the close of business on February 15, 2013. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated in this proxy statement by reference.

Whether or not you plan to attend the Annual Meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Craig W. Best
Craig W. Best
President and Chief Executive Officer

April 1, 2013

Scranton, Pennsylvania

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PENSECO FINANCIAL SERVICES CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF PENSECO FINANCIAL SERVICES CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

MAY 7, 2013

The shareholder(s) hereby appoint(s) Richard C. Kunkle and Greg D. Misterman, each as proxy, with the power of substitution, and hereby authorizes him to represent and to vote, as designated on this ballot, all of the shares of Common Stock of Penseco Financial Services Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 P.M., local time on May 7, 2013, at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania, and any adjournment or postponement thereof.

The Board of Directors recommends a vote “FOR” the election of the listed director nominees and “FOR” each of the other proposals.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above

1.	Election of Directors–Class of 2017	For	Withhold All	For All Except
	To elect as directors to the Class of 2017 the nominees listed below.	☐	☐	☐

01) Richard E. Grimm 02) James B. Nicholas
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee’s name(s) or number(s) on the line below.

		For	Against	Abstain
2.	Say-on-Pay	☐	☐	☐
To approve, on an advisory basis, the compensation of our named executive officers.

3.	Ratification of Auditors	For	Against	Abstain
	The ratification of the appointment of McGrail Merkel Quinn and Associates as independent registered public accounting firm for the year ending December 31, 2013.	☐	☐	☐

This proxy is revocable prior to its exercise. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND “FOR” EACH OTHER PROPOSAL. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING.	Ú ☐

Û Detach above card, sign, date and mail in postage paid envelope provided. Û

PENSECO FINANCIAL SERVICES CORPORATION

PLEASE ACT PROMPTLY

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

This Proxy, when properly executed, will be voted as directed by the shareholder(s). If no such directions are made, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS AND “FOR” EACH OTHER PROPOSAL.

This Proxy may be revoked by you at any time before it is voted at the Annual Meeting.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

PROXY MATERIALS ARE AVAILABLE ON-LINE AT:
http://www.cfpproxy.com/6609